Exhibit 1

CHINA UNICOM LIMITED (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of November 2006.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of November 2006.

Operational statistics for the month of November 2006 and the comparative figures for the previous month are as follows:-

		November 2006	October 2006
1.	CELLULAR BUSINESS:

	Aggregated Number of GSM Cellular Service Subscribers	104.971 million	104.041 million

	• Post-paid Subscribers	53.771 million	53.196 million

	• Pre-paid Subscribers	51.200 million	50.845 million

	Aggregated Net Additions in 2006 of GSM Cellular Service Subscribers	9.899 million	8.969 million

	• Post-paid Subscribers	5.604 million	5.030 million

	• Pre-paid Subscribers	4.295 million	3.939 million

	Aggregated Number of CDMA Cellular Service Subscribers	36.132 million	35.759 million

	• Post-paid Subscribers	33.169 million	32.844 million

	• Pre-paid Subscribers	2.963 million	2.915 million

	Aggregated Net Additions in 2006 of CDMA Cellular Service Subscribers	3.410 million	3.037 million

	• Post-paid Subscribers	3.159 million	2.835 million

	• Pre-paid Subscribers	0.251 million	0.202 million

2.	INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:

	Aggregated Usage Volume in 2006 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	10.3303 billion	9.4152 billion

	• Domestic Long Distance	10.1843 billion	9.2846 billion

	• International, Hong Kong, Macau & Taiwan Long-Distance	0.1460 billion	0.1306 billion

	Aggregated Usage Volume in 2006 of Outgoing Calls of IP Telephone (minutes)	12.0883 billion	11.0376 billion

	• Domestic Long Distance	11.9868 billion	10.9459 billion

	• International, Hong Kong, Macau & Taiwan Long-Distance	0.1015 billion	0.0917 billion

3.	INTERNET SERVICES:

	Aggregated Number of Internet Subscribers	5.365 million	5.601 million

Notes:

1.	All the Aggregated Numbers recorded for the months of October 2006 and November 2006 are aggregated data reported at 24:00 on 31 October 2006 and 30 November 2006 respectively.

2.

The accounting period of all Aggregated Net Additions in 2006 and all Aggregated Usage Volumes in 2006 for the month of November 2006 is the period commencing from 0:00 on 1 January 2006 to 24:00 on 30 November 2006 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of October 2006 and November 2006 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Li Jianguo, Yang Xiaowei, Li Zhengmao, Li Gang and Zhang Junan

Non-executive Director:	Lu Jianguo

Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board
CHINA UNICOM LIMITED CHU KA YEE
Company Secretary

Hong Kong, 19 December 2006